ING VARIABLE ANNUITIES

                                               Tel:  (610) 425-3400
                                               Fax:  (610) 425-3520


                                           June 19, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


    Re:       Golden American Life Insurance Company
              Separate Account B -- CIK No. 0000836687
              Request for Withdrawal of Amendment to
              Registration Statement on Form 485BPOS
              File No. 033-59261; 811-05626
              ---------------------------------------

Ladies and Gentlemen:

   On April 24, 2001, we filed on behalf of Separate Account B of Golden American Life Insurance Company ("Separate Account B") a Post-Effective Amendment (Accession No. 0000837276-01-500102) (File Numbers: 033-59261; 811-05626) on Form 485BPOS in error.

   We request on behalf of Separate Account B pursuant to Rule 477(a) of the Securities Act of 1933 that the filing be withdrawn. No fees are required in connection with this filing.

   If you have any questions or comments, please contact the undersigned at (610) 425-3516.


                                       Sincerely,

                                       /s/ Marilyn Talman
                                       -------------------
                                       Marilyn Talman
                                       Vice President and
                                       Associate General Counsel



1475 Dunwoody Drive
West Chester, PA 19380-1478